ACCESS PROPELLER HOLDINGS LLC

                           10% SECURED PROMISSORY NOTE


$300,000                                                     SEPTEMBER ___, 2003

      FOR VALUE RECEIVED, ACCESS PROPELLER HOLDINGS LLC, a Delaware limited liability company (the "Company") with its principal executive offices at 641 Lexington Avenue, New York, New York 10022, promises to pay to the order of Digital Creative Development Corporation, a Utah corporation with offices at 101 Larkspur Circle, Larkspur, California 94939 or registered assigns (the "Payee") the principal amount of Three Hundred Thousand ($300,000) Dollars (the "Principal Amount"), together with interest thereon, on the earlier of (i) February 4, 2004; (ii) the closing of a public or private offering of the Company's debt or equity securities resulting in gross proceeds of at least $900,000; or (iii) the consummation by the Company of a merger, combination or sale of substantially all of its assets or the purchase by a single entity or person or group of affiliated entities or persons of more than 50% of the Company's outstanding capital or membership interests (the "Maturity Date"). Interest on this Secured Promissory Note (this "Note") shall accrue on the Principal Amount outstanding from time to time at a rate per annum computed in accordance with Section 2 hereof. This Note may not be prepaid without the prior written consent of the Payee.

      Each payment by the Company pursuant to this Note shall be made without set-off or counterclaim and in immediately available funds. All payments or prepayments of principal and interest and other sums due pursuant to this Note shall be made by check to Payee at its address set forth above or such other address as shall be designated by Payee, or in immediately available funds by wire transfer to Payee's account at such bank as Payee shall have previously designated to the Company.

      The Company (i) waives presentment, demand, protest or notice of any kind in connection with this Note and (ii) agrees, in the event of an Event of Default (as defined below), to pay to Payee, on demand, all costs and expenses (including reasonable legal fees) incurred in connection with the enforcement and collection of this Note.

      This Note is secured by a Security Agreement (the "Security Agreement") of the Company in favor of the Payee covering certain collateral (the "Collateral"), all as more particularly described and provided therein, and is entitled to the benefits thereof.

      1. Conversion Into Private Placement Securities. If at any time during the period that the Principal Amount of this Note is outstanding, the Company consummates a private placement of its securities, including, without limitation, the Series A Offering (defined below), the Payee may elect in its sole discretion, to convert some or all of the outstanding Principal Amount of this Note into the securities offered in such placement at the lowest average price per security (or unit of securities) paid by any investor in such placement and on no less favorable terms and conditions as generally apply to the investors in such placement. All accrued but unpaid interest on the portion of the Principal Amount of this Note to be converted shall be paid to the Payee in cash upon conversion of this Note. The Company shall notify the Payee, in writing, of the terms of any such placement within three business days after prospective investors are provided with offering materials relating thereto. The Payee shall have until the date of the final closing of the placement to notify the Company as to whether it elects to convert all or a portion of the outstanding Principal Amount of the Note.


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

      2. Interest. The outstanding Principal Amount shall bear interest at the rate of ten (10%) percent per annum based on a year of 360 days, comprised of twelve 30-day months, for the number of days actually elapsed. In the event the Principal Amount is not repaid on the Maturity Date, the rate of interest applicable to the unpaid Principal Amount shall be adjusted to twelve (12%) percent per annum from the date of default until repayment which penalty interest shall be calculated and compounded semi-annually.

      3. Covenants of Company.

            A. Affirmative Covenants. The Company covenants and agrees that, so long as this Note shall be outstanding, it will perform the obligations set forth in this Section 3A:

                  (i) Taxes and Levies. The Company (and each of its subsidiaries) will promptly pay and discharge all taxes, assessments, and governmental charges or levies imposed upon the Company or upon its income and profits, or upon any of its property, before the same shall become delinquent, as well as all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Company shall set aside on its books adequate reserves in accordance with generally accepted accounting principles ("GAAP") with respect to any such tax, assessment, charge, levy or claim so contested;

                  (ii) Maintenance of Existence. The Company (and each of its subsidiaries) will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its existence as a limited liability company (or corporation in the event the Company converts into a corporation as contemplated by Section 3A(viii) hereof), rights and franchises and comply with all laws applicable to the Company;

                  (iii) Maintenance of Property. The Company (and each of its subsidiaries) will at all times maintain, preserve, protect and keep its property used or useful for the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business;


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

                  (iv) Insurance. The Company (and each of its subsidiaries) will, to the extent necessary for the operation of its business, keep adequately insured by financially sound reputable insurers, all property of a character usually insured by similar business entities and carry such other insurance as is usually carried by similar business entities;

                  (v) Books and Records. The Company (and each of its subsidiaries) will at all times keep true and correct books, records and accounts reflecting all of its business affairs and transactions in accordance with GAAP. Such books and records shall be open at reasonable times and upon reasonable notice to the inspection of the Payee or its agents;

                  (vi) Notice of Certain Events. The Company (and each of its subsidiaries) will give prompt written notice (with a description in reasonable detail) to the Payee of:

            (a) the occurrence of any Event of Default or any event which, with the giving of notice or the lapse of time, would constitute an Event of Default; and

            (b) the delivery of any notice effecting the acceleration of any indebtedness in excess of $10,000;

                  (vii) Use of Proceeds. The Company shall use the proceeds of the loan evidenced by this Note for working capital purposes only, including for marketing, further development of the "PenPal portal" and licensing of content, and for direct investment into its subsidiary Jippii USA Inc.;

                  (viii) Series A Financing. Within 60 days of the date of this Note, the Company shall convert to a corporation and provide the Payee with the opportunity to invest up to an additional $900,000 in an offering (the "Series A Offering") of shares of a series of convertible preferred stock of the Company, which (i) upon conversion of such shares and the shares issuable to the Payee upon the conversion of this Note, would constitute at least 51% of the Company's outstanding shares of common stock on a fully diluted basis, and (ii) will provide the Payee with the rights and preferences, and be subject to the terms and conditions, set forth in the Term Sheet between the Company and Payee annexed hereto as Exhibit A (the "Term Sheet"), it being understood that such opportunity shall invest in the Series A Offering shall remain open until (A) Payee shall have notified the Company that it does not intend to participate in the Series A Offering as aforesaid or (B) the six month anniversary of the date of this Note; and

                  (ix) Fees. The Company shall pay all out-of-pocket losses, costs and expenses incurred by Payee in connection with this Note, including, without limitation, for all fees and expenses, including attorneys fees of counsel to the Payee, incurred in connection with the preparation and negotiation of this Note and the Security Agreement (up to a maximum of $7,500), the enforcement of any provision of this Note or the Security Agreement, or the collection of any amount due hereunder or thereunder, including, but not limited to, the reasonable fees and disbursements of counsel to the Payee in the course of so enforcing such rights.


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

            B. Negative Covenants. The Company covenants and agrees that, so long as this Note shall be outstanding, it will perform the obligations set forth in this Section 3B:

                  (i) Liquidation, Dissolution. The Company will not (and will not permit any of its subsidiaries to) liquidate or dissolve, consolidate with, or merge into or with, any other corporation or other entity, except (x) where the Company's obligations under this Note are repaid in full concurrently with the consummation of such liquidation, dissolution, consolidation or merger, (y) that any wholly-owned subsidiary may merge with another wholly-owned subsidiary or with the Company (so long as the Company is the surviving entity and no Event of Default shall occur as a result thereof), and (z) the Company may convert into a corporation in connection with its obligations under Section 3(A)(viii) above;

                  (ii) Sales of Assets. The Company will not (nor permit any of its subsidiaries with respect to their assets and properties) sell, transfer, lease or otherwise dispose of, or grant options, warrants or other rights with respect to, all or a substantial part of its properties or assets to any person or entity except where the Company's obligations under this Note are repaid in full concurrently therewith;

                  (iii) Redemptions. The Company will not redeem or repurchase any outstanding equity and/or debt securities of the Company (or its subsidiaries);

                  (iv) Indebtedness. Other than indebtedness of the Company existing on the date of this Note as expressly set forth in Schedule 3(B)(iv) hereto, the Company will hereafter not create, incur, assume or suffer to exist, contingently or otherwise, any indebtedness other than trade payables incurred in the ordinary course of business;

                  (v) Negative Pledge. Other than Liens (as defined below) existing on the date of this Note as expressly set forth in Schedule 3(B)(v), the Company will not (nor will it permit its subsidiaries to) hereafter create, incur, assume or suffer to exist any mortgage, pledge, hypothecation, assignment, security interest, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease, but excluding (i) liens in respect of taxes not yet due; (ii) workers', mechanics', materialmens' and similar liens arising by operation of law in respect of obligations not in default; and (iii) minor easements, encumbrances and defects of title that do not adversely affect the Company's use of its assets and properties for their intended purposes) (each, a "Lien") upon any of its property, revenues or assets, whether now owned or hereafter acquired;

                  (vi) Investments. The Company will not (and will not permit any of its subsidiaries to) purchase, own, invest in or otherwise acquire, directly or indirectly, any stock or other securities or make or permit to exist any investment or capital contribution or acquire any interest whatsoever in any other person or entity or permit to exist any loans or advances for such purposes except for (x) investments existing on the date hereof in the Company's subsidiaries, (y) investments from and after the date hereof in Jippii USA Inc. or (z) investments in direct obligations of the United States of America or any agency thereof, obligations guaranteed by the United States of America and certificates of deposit or other obligations of any bank or trust company organized under the laws of the United States or any state thereof and having capital and surplus of at least $500,000,000;


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

                  (vii) Transactions with Affiliates. The Company will not (and will not permit any of its subsidiaries to) enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property, real or personal, the purchase or sale of any security, the borrowing or lending of any money, or the rendering of any service, with any person or entity affiliated with the Company or any of its subsidiaries (including officers, directors and shareholders owning three (3%) percent or more of the Company's outstanding capital stock or membership interests), except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms not less favorable than would be obtained in a comparable arms-length transaction with any other person or entity not affiliated with the Company and, where the transaction is valued at in excess of $50,000, with the prior written consent of the Payee.

                  (viii) Dividends. The Company will not (nor permit any of its subsidiaries to) declare or pay any cash dividends or distributions on its outstanding capital stock or membership interests.

                  (ix) Compensation. The Company will not increase the compensation of its executive officers without the approval of the Payee.

      4. Representations and Warranties.

      The Company hereby represents and warrants to the Payee that:

            (a) The Company (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware;
(ii) is duly qualified and in good standing in every jurisdiction in which it presently engages in business and in which such qualification is required; (iii) has the power, authority and legal right to engage in its business as presently conducted; and (iv) has the power, authority and legal right to enter into and execute this Note and the Security Agreement; (b) The capitalization and ownership of the Company is set forth on Schedule 4(b) hereto;

            (c) The security interests created under the Security Agreement as collateral for the loan evidenced by this Note constitutes valid, first and prior perfected liens in favor of the Payee; and

            (d) The Company has no indebtedness other than (i) indebtedness set forth on Schedule 3(B)(iv) hereto, (ii) trade payables incurred in the ordinary course of business, and (iii) capital lease obligations.

      5. Events of Default.

      Remedies upon Event of Default. If any of the following events shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation by law or otherwise) (each, an "Event of Default"):


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

            (i) Non-Payment of Obligations. The Company shall default in the payment of any amount due under this Note as and when the same shall become due and payable (whether by acceleration or otherwise) ;

            (ii) Non-Performance of Affirmative Covenants. The Company shall materially default in the due observance or performance of any covenant set forth in Section 3A, which default shall continue uncured for five (5) days after notice thereof from Payee;

            (iii) Non-Performance of Negative Covenants. The Company shall default in the due observance or performance of any covenant set forth in
Section 3B, which default (if curable) shall continue for five (5) days after notice thereof from Payee;

            (iv) Bankruptcy, Insolvency, Etc. The Company (or any of its subsidiaries) shall:

                  (a) in any legal document admit in writing its inability to pay its debts as they become due;

                  (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its property, or make a general assignment for the benefit of creditors;

                  (c) in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for any part of its property;

                  (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief; or

                  (e) take any corporate, company or other action authorizing, or in furtherance of, any of the foregoing;

            (v) Cross-Default. The Company shall default in the payment when due, including any applicable grace period, of any amount payable under any obligation of the Company for money borrowed in excess of $10,000;

            (vi) Cross-Acceleration. Indebtedness for borrowed money of the Company (or any of its subsidiaries) in an aggregate principal amount exceeding $10,000 shall be duly declared to be or shall become due and payable prior to the stated maturity thereof or shall not be paid as and when the same becomes due and payable including any applicable grace period;


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            (vii) Other Breaches, Defaults. The Company shall materially default and/or be in material breach of any term and/or provision in the Security Agreement, or any representation or warranty made by the Company in this Note or the Security Agreement shall be false or misleading;

            (viii) Security Agreement. Payee shall cease to have a valid and perfected Lien in and to any material Collateral; or

            (ix) Series A Offering. The Company is unable or unwilling to proceed with the Series A Offering on the terms and conditions set forth in the Term Sheet;

      then, and in any such event, the Payee shall, by notice to the Company, take any or all of the following actions, without prejudice to the rights of the Payee to enforce its claims against the Company: (1) declare the principal of and any accrued interest and all other amounts payable under this Note to be due and payable, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, (2) proceed to enforce or cause to be enforced any remedies provided under the Security Agreement, and (3) exercise any other remedies available at law or in equity, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Note; provided, that upon the occurrence of any Event of Default referred to in Section 5(iv) then (without prejudice to the rights and remedies specified in clause (3) above) automatically, without notice, demand or any other act by the Payee, the principal of and any accrued interest and all other amounts payable under this Note shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company, anything contained in this Note to the contrary notwithstanding. No remedy conferred in this Note upon the Payee is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereinafter existing at law or in equity or by statute or otherwise. No failure to exercise and no delay in exercising, on the part of Payee, any right, power or privilege under this Note or the Security Agreement shall operate as a waiver thereof nor shall simple or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other power, right or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law.

      6. Miscellaneous.

            A. Successors and Assigns. This Note shall be binding upon the successors and assigns of the Company and shall inure to the benefit of the successors and assigns of the Payee.

            B. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws principles thereof. Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York shall apply to this Note, and the Company hereby waives any right to stay or dismiss on the basis of forum non conveniens any action or proceeding brought before the courts of the State of New York sitting in New York County or of the United States of America for the Southern District of New York, and hereby submits to the jurisdiction of such courts.


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            C. Waiver of Jury Trial. THE PAYEE AND THE COMPANY HEREBY KNOWINGLY,
VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS NOTE OR ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE PAYEE OR THE COMPANY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PAYEE'S PURCHASING THIS NOTE.

            D. Set-Off, etc. IN ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS NOTE, THE COMPANY WAIVES THE RIGHT TO INTERPOSE ANY DEFENSE, SET-OFF, COUNTERCLAIM OR CROSS-CLAIM OF ANY NATURE OR DESCRIPTION WHATSOEVER.

      IN WITNESS WHEREOF, this Note has been executed and delivered on the date specified above by the duly authorized representative of the Company.

                                               ACCESS PROPELLER HOLDINGS LLC



                                             By:________________________________
                                                Name:
                                                Title:


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                                Schedule 3(B)(iv)
                                  INDEBTEDNESS

                                      None


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                                Schedule 3(B)(v)
                                      LIENS

                                      None




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                                  Schedule 4(b)
                                 CAPITALIZATION

                             CURRENT CAPITALIZATION:
          50% membership interests held by Nordberg Capital Group, Inc.
            50% membership interests held by Media Farm Ventures LLC


NOTE: The Company intends to issue membership interests to Bill Deutch and Peter Nordberg, as a result of which the capitalization of the Company would ultimately be:

44% membership interests held by Nordberg Capital Group, Inc.
44% membership interests held by Media Farm Ventures LLC
  6% membership interests held by Peter Nordberg (one half of which will vest 18 months from May 1, 2003)
  6% membership interests held by Bill Deutch (one half of which will vest 18 months from May 1, 2003)



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                                    EXHIBIT A

                                   TERM SHEET





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